Exhibit 4.1

PENGUIN SOLUTIONS, INC.

a Cayman Islands exempted company

as the Company

and

PENGUIN SOLUTIONS, INC.,

a Delaware corporation

as Parent Guarantor

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

SECOND SUPPLEMENTAL INDENTURE

dated as of

June 30, 2025

to the

INDENTURE

dated as of February 11, 2020

2.25% Convertible Senior Notes due 2026

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of June 30, 2025, is entered into by and among Penguin Solutions, Inc., a Cayman Islands exempted company (f/k/a SMART Global Holdings, Inc., a Cayman Islands exempted company), as issuer (the “Company”), Penguin Solutions, Inc., a Delaware corporation, as parent guarantor of the Notes (as defined below) (“Parent Guarantor”), and U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States of America, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”) and as paying agent, registrar, and conversion agent, and under and in accordance with the Indenture (as defined below). Capitalized terms used in this Second Supplemental Indenture without definition have the meanings ascribed to such terms in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of February 11, 2020 (such Indenture, as modified by (x) that certain First Supplemental Indenture, dated as of August 26, 2022, between the Company and the Trustee and (y) this Second Supplemental Indenture, and as the same may be further amended, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Company issued its 2.25% Convertible Senior Notes due 2026 in an aggregate principal amount of $250,000,000 (the “Notes”);

WHEREAS, in connection with a scheme of arrangement (the “Scheme of Arrangement”) pursuant to Section 86 of the Cayman Islands Companies Act (2025 Revision), as amended, modified or reenacted from time to time, which was implemented in accordance with its terms on the date hereof (the date of completion of the Scheme of Arrangement, the “Completion Date”), among the Company and its shareholders, and pursuant to which, among other things, (i) Parent Guarantor, a newly formed Delaware corporation and previously wholly-owned subsidiary of the Company, became the publicly traded parent of the Company; (ii) the Company’s outstanding ordinary shares, par value $0.03 per share (the “Ordinary Shares”) were exchanged for an equal number of shares of common stock, $0.03 par value per share, of Parent Guarantor (the “Common Stock”) and (iii) the prior shareholders of the Company became stockholders of Parent Guarantor; however, for the avoidance of doubt, the Company shall survive as a Cayman Islands exempted company following the Completion Date of the Transactions (as defined below);

WHEREAS, the transactions effected pursuant to the Scheme of Arrangement described in the foregoing paragraph and the related transactions with respect thereto are referred to herein collectively as the “Transactions”;

WHEREAS, pursuant to Section 5.01(C)(i)(3)(b) of the Indenture, in the event of an Ordinary Share Change Event, Holders may convert their Notes at any time from, and including, the effective date of such Ordinary Share Change Event to, and including, the thirty fifth (35th) Trading Day after such effective date;

WHEREAS, Section 5.09(A) of the Indenture permits the Company to engage in certain actions involving its Ordinary Shares, the result of which is that the Ordinary Shares are converted into, or are exchanged for, or represent solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event an “Ordinary Share Change Event,” and such other securities, cash or property, the “Reference Property”);

WHEREAS, the Ordinary Share Change Event does not constitute a Fundamental Change or a Make-Whole Fundamental Change;

WHEREAS, Section 8.01(B) of the Indenture permits the Company and the Trustee to amend or supplement the Indenture or the Notes without the consent of any Holders to add guarantees with respect to the Company’s obligations under the Indenture and the Notes;

WHEREAS, Section 8.01(F) of the Indenture permits the Company and the Trustee to enter into supplemental indentures pursuant to, and in accordance with, Section 5.09 of the Indenture in connection with an Ordinary Share Change Event;

WHEREAS, the Company has determined that the Scheme of Arrangement and the Transactions constitute an Ordinary Share Change Event under the Indenture and as a result thereof, the Notes will become exchangeable into Common Stock of Parent Guarantor, as may be applicable pursuant to Sections 5.01(C)(i)(3)(b) and 5.03 of the Indenture, and such exchange shall accordingly qualify for an exemption from registration pursuant to Section 3(a)(9) of the Securities Act;

WHEREAS, the Company and Parent Guarantor have determined that it is in their respective interests that Parent Guarantor fully and unconditionally guarantee the Notes;

WHEREAS, Section 5.09 of the Indenture requires the Company and Parent Guarantor to execute and deliver to the Trustee a supplemental indenture, pursuant to Section 8.01(F) of the Indenture without the consent of any Holders, in connection with an Ordinary Share Change Event, providing for the change in the consideration of the Notes resulting from the Ordinary Share Change Event, as provided in Article 5 of the Indenture;

WHEREAS, (i) each of the Company and Parent Guarantor has determined that all things necessary to make this Second Supplemental Indenture a legal, valid and binding agreement of the Company and Parent Guarantor have been done and (ii) the Company has determined that all things necessary to make a valid amendment to the Indenture have been done, and pursuant to Section 8.06 of the Indenture, the Company requests that the Trustee execute and deliver this Second Supplemental Indenture; and

WHEREAS, the Company has heretofore executed and delivered or is delivering contemporaneously herewith to the Trustee an Officer’s Certificate and an Opinion of Counsel pursuant to Sections 8.06 and 11.02 of the Indenture upon each of which the Trustee is entitled to and shall conclusively rely.

NOW, THEREFORE, for and in consideration of the premises, the receipt and sufficiency of which is hereby acknowledged, the Company and Parent Guarantor, each covenant and agree with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

ARTICLE 1

AMENDMENTS

Section 1.01. Parent Guarantor. In accordance with Section 8.01(B) of the Indenture, Parent Guarantor agrees to become a party to this Second Supplemental Indenture in order to allow for the issuance of Common Stock upon exchange of the Notes, as may be applicable, and any such exchange shall qualify for an exemption from registration pursuant to Section 3(a)(9) of the Securities Act. From and after the Completion Date, (i) the Notes and all obligations under the Notes and the Indenture shall be fully and unconditionally guaranteed by Parent Guarantor and (ii) references in the Indenture to “Ordinary Shares” shall instead refer to the Common Stock and such references shall apply therein mutatis mutandis.

Section 1.02. Exchange of Notes following the Transactions. In accordance with and subject to Section 5.09 of the Indenture, from and after the Completion Date, the Notes will be exchangeable into cash and the Reference Property of the Transactions, as may be applicable in accordance with Section 5.03 of the Indenture. Each Reference Property Unit of the Transactions consists of one (1) share of Common Stock of Parent Guarantor. Parent Guarantor hereby agrees to deliver such Common Stock as required pursuant to Section 5.09 of the Indenture.

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01. Applicability of Certain Provisions of the Indenture. Sections 11.06, 11.07, 11.08, 11.09, 11.10, 11.13, 11.14, and 11.15 of the Indenture will apply to this Second Supplemental Indenture as if the same were reproduced herein, mutatis mutandis.

Section 2.02. Rights of Trustee. This Second Supplemental Indenture is executed and delivered by U.S. Bank Trust Company, National Association, not individually or personally but solely as Trustee in the exercise of the powers and authority conferred and vested in it hereunder and under the Indenture. The Trustee shall not be responsible or accountable in any way whatsoever for or with respect to (a) to any of the recitals, determinations or statements contained herein, all of which recitals, determinations, or statements are made solely by the Company, (b) the validity, execution (except with respect to itself) or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (c) the proper authorization hereof by the Company or Parent Guarantor, by corporate action or otherwise, (d) the due execution hereof by the Company or Parent Guarantor, or (e) the consequences of this Second Supplemental Indenture. The Trustee makes no representation with respect to any of the matters set forth in the foregoing clauses (a) through (e) inclusive. In connection with this Second Supplemental Indenture, the Trustee (and its officers, directors, shareholders, controlling persons, employees, agents, and servants) shall be entitled to the benefit of every provision of the Indenture limiting the liability of or affording rights, privileges, protections, exculpations, immunities, indemnities or benefits to the Trustee as if the same were reproduced herein mutatis mutandis.

Section 2.03. Effectiveness. This Second Supplemental Indenture shall become effective upon, without further action by the parties hereto, the Completion Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

COMPANY

PENGUIN SOLUTIONS, INC., a Cayman Islands exempted company

By:	/s/ Nate Olmstead
Name: Nate Olmstead
Title: President

PARENT GUARANTOR

PENGUIN SOLUTIONS, INC., a Delaware corporation

By:	/s/ Nate Olmstead
Name: Nate Olmstead
Title: Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

TRUSTEE

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

[Signature Page to Second Supplemental Indenture]